AMENDMENT NO. 2 TO
PURCHASE AGREEMENT

This amendment no. 2 (the "Amendment") amends the purchase agreement by and between Billali Mine, LLC and JC Imperial, LLC (collectively, the "Seller") and Mineral Acquisitions, LLC ("Buyer") dated on or about January 2, 2019 as amended effective March 7, 2019 (collectively, "Purchase Agreement"), and is dated effective January 21, 2020 ("Effective Date").

WHEREAS, the Seller and Buyer desire to amend the Purchase Agreement to reflect revised payment terms of the Purchase Agreement and confirm that $450,000 has been paid by Buyer to Seller to date pursuant to Section 2.B. of the Purchase Agreement;

NOW, THEREFORE, in consideration of the above, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Amended and Restated Section 2.B. Section 2.B of the Purchase Agreement is hereby amended and restated in its entirety as follows:

"B. Payment of the Purchase Price. The Total Purchase Price will be paid as follows:

(i) Four Hundred Fifty Thousand Dollars ($450,000.00) paid to date;

(ii) Commencing on March 1, 2020, One Hundred Thousand Dollars ($100,000.00);

(ii) Commencing on April 1, 2020, One Hundred Fifty Thousand Dollars ($150,000.00);

(iv) Commencing on May 1, 2020 and on the 1st day of each month thereafter for a period of eleven (11) months, Buyer will pay to Seller the sum of Fifty Thousand Dollars ($50,000.00) per month.

(v) Commencing on April 1, 2021 and on the 1st day of each month thereafter for a period of fifty (50) months, Buyer will pay to Seller the sum of One Hundred Seventy-Five Thousand Dollars ($175,000.00) per month.

(iv) Each payment made hereunder will be allocated Twenty-Five per cent (25%) to the Billali and Seventy-Five percent (75%) to the Jim Crow, Imperial."

2. No Other Amendments or Supplements. Except as set forth in Section 1, the Purchase Agreement shall remain in full force and effect as currently in effect.

3. Severability. Should any one or more of the provisions of this Amendment be determined to be illegal or unenforceable, all other provisions of this Amendment shall be given

effect separately from the provision or provisions determined to be illegal or unenforceable and shall not be effected thereby.

4. Counterparts. This Amendment may be executed in multiple counterparts with the same effect as if all parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

5. Entire Agreement. This Amendment and the Purchase Agreement (as amended on March 7, 2019) constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof.

6. Defined Terms. Defined terms used in this Amendment shall have the meaning ascribed to them herein or in the Purchase Agreement.

7. Waiver. As of the Effective Date, the Seller waives all events of default and breaches of the Purchase Agreement, including the failure to timely fund purchase price obligations, and confirms that as of the Effective Date the Buyer is not in breach or default with respect to the Purchase Agreement.

IN WITNESS WHEREOF, each of the parties hereto has executed this Amendment or has caused this Amendment to be executed on its behalf by a representative duly authorized, all as of the date first above set forth.

SELLER:

Billali, LLC and JC Imperial, LLC

By: ____________________
Leslie Billingsly, Manager

By: ____________________ 1-23-20
Richard Billingsly, Manager

BUYER:

Mineral Acquisition, LLC

By: ____________________
Frank Mueller, Manager